Q4 and Fiscal Year 2019 April 2, 2020 LETTER TO SHAREHOLDERS

Our mission To be the most trusted and convenient online destination for pet parents everywhere. Chewy, Inc. | Q4 and Fiscal Year 2019 Letter to Shareholders 2

Q4 and Fiscal Year 2019 Highlights

Q419 Net Sales [(1)]

$1.35 billion +34.7% YoY

FY19 Net Sales [(1)]

$4.85 billion +40.5% YoY


2018
2019

Q419 Net Sales Per Active Customer [(1)]

$360

+10.4% YoY

Q419 Active Customers

13.5 million


2019
2018
27.2% YoY



Q419 Gross Margin

24.1%

+320 bps YoY

FY19 Gross Margin

23.6%

+340 bps YoY

Q419 Net Loss [(2)]

$(60.9) million

+75.9% YoY excluding share-based compensation

FY19: **$(252.4)m**
+54.2% YoY excluding share-based compensation

Q419 Adjusted EBITDA [(3)]

$(5.8) million

+89.4% YoY

FY19: **$(81.0)m**
+64.6% YoY

Q419 Adjusted EBITDA Margin [(3)]

(0.4)%

+470 bps YoY

FY19: **(1.7)%**
+480 bps YoY

FINANCIAL & OPERATING DATA *(In thousands, except net sales per active customer and percentages)*

	13 WEEKS ENDED 02/02/2020	14 WEEKS ENDED 02/03/2019	% Change	52 WEEKS ENDED 02/02/2020	53 WEEKS ENDED 02/03/2019	% Change
Net sales	$ 1,354,525	$ 1,088,158	24.5%	$ 4,846,743	$ 3,532,837	37.2%
Net loss [(2)]	$ (60,940)	$ (66,344)	8.1%	$ (252,370)	$ (267,890)	5.8%
Adjusted EBITDA [(3)]	$ (5,848)	$ (55,356)	89.4%	$ (81,025)	$ (228,905)	64.6%
Adjusted EBITDA margin [(3)]	(0.4)%	(5.1)%		(1.7)%	(6.5)%	
Net cash provided by (used in) operating activities	$ 74,334	$ 78,962	(5.9)%	$ 46,581	$ (13,415)	447.2%
Free cash flow [(3)]	$ 64,237	$ 71,132	(9.7)%	$ (2,055)	$ (57,575)	96.4%
Active customers [(4)]	13,459	10,585	27.2%	13,459	10,585	27.2%
Net sales per active customer [(5)]	$ 360	$ 334	7.8%	$ 360	$ 334	7.8%
Autoship customer sales [(6)]	$ 954,174	$ 726,661	31.3%	$ 3,362,835	$ 2,322,480	44.8%
Autoship customer sales as a percentage of net sales [(6)]	70.4%	66.8%		69.4%	65.7%	

[(1)] Net Sales and Net Sales per Active Customer year-over-year calculations exclude the impact of the 14th and 53rd week in Q4 and FY 2018, respectively.

[(2)] Net loss includes share-based compensation expense, including related taxes, of $45.9M, $3.8M, $136.2M and $14.4M for Q4 2019, Q4 2018, FY 2019 and FY 2018, respectively.

[(3)] Adjusted EBITDA, adjusted EBITDA margin and free cash flow are non-GAAP financial measures. See "Non-GAAP Financial Measures" below for additional information on non-GAAP financial measures and a reconciliation to the most comparable GAAP measures.

[(4)] We define active customers as a customer who has ordered, and for whom an order has shipped, at least once during the preceding 364-day period.

[(5)] We define net sales per active customer for a given fiscal quarter as the aggregate net sales for the preceding four fiscal quarters, divided by the total number of active customers at the end of that fiscal quarter.

[(6)] We define Autoship customers as customers for whom an order has shipped through our Autoship subscription program during the preceding 364-day period.

Chewy, Inc. | Q4 and Fiscal Year 2019 Letter to Shareholders

3

Dear Shareholder, We are pleased to share our results for the fourth quarter and year ended February 2, 2020. We closed 2019 on a high note with strong momentum in both top line and bottom line results: Fourth Quarter Financial Highlights: Fiscal Year Financial Highlights: • Net sales exceeded $1.35 billion, an increase • Net sales exceeded $4.84 billion, an increase of 34.7% year-over-year excluding the impact of 40.5% year-over-year excluding the impact of the extra week in Q4 2018 of the extra week in FY 2018 • Gross margin of 24.1%, improved 320 basis • Gross margin of 23.6%, improved 340 basis points year-over-year points year-over-year • Adjusted EBITDA margin of (0.4%), improved • Adjusted EBITDA margin of (1.7%), improved 470 basis points year-over-year 480 basis points year-over-year Chewy’s mission is to be the most trusted and convenient online destination for pet parents everywhere. We believe we are positively transforming the industry with a superior value proposition that keeps our customers at the center of everything we do, from our high-touch customer service, to our broad assortment of brands, to delivering on the core e-commerce tenets of speed and convenience. We are maniacally focused on providing a truly unique and personalized shopping experience that builds trust, brand loyalty, and drives repeat purchasing. Chewy, Inc. | Q4 and Fiscal Year 2019 Letter to Shareholders 4

Q4 and Fiscal Year 2019 Business Highlights Get Big Fast, Get Fit Fast Looking broadly at 2019, we continued to get big fast, while getting fit fast. The sum of our efforts came through in our results, as demonstrated by growth in our topline and improvement in our bottom line. We know the opportunity in front of us remains large, and now even more so. The Chewy team has made great strides towards becoming the most trusted and convenient destination for pet parents everywhere. We led through innovation, making smart investments in marketing and site merchandising and introducing new products and solutions to enhance and streamline the shopping experience. We made targeted investments to drive growth in our strategic pillars – private brands and Chewy Pharmacy – and we expanded our network of fulfillment centers. But we have just scratched the surface. The American Pet Products Association, or APPA, recently announced that US sales of pet products and services surpassed $95 billion in 2019 and are projected to reach nearly $100 billion in 2020. Our addressable market is larger than previously estimated and the pace of growth remains robust. Additional APPA research indicates that 72 percent of pet owners reported making at least one online purchase for their pet in the past 12 months and that, of those making subscription-based purchases of pet products, 94 percent report that their buying frequency has increased or stayed the same over the past 12 months. These trends bode well for the future sustainability of our overall value proposition in this space. When you combine a growing category, customer migration to online from offline, and Chewy’s unique shopping experience and award-winning customer service, we believe that we are still in the early innings of our growth. The core inputs of our business are trending in the right direction and we remain maniacally focused on execution and delivering the best possible customer experience for pet parents. We are positively transforming an industry by creating a truly unique and personalized shopping experience, one that builds trust, brand loyalty, and drives repeat purchasing. Delivering on these pillars ultimately supports our long-term goals of sustainable top-line growth at scale and incremental margin expansion. Chewy, Inc. | Q4 and Fiscal Year 2019 Letter to Shareholders 5

Data Driven Marketing

We went into the fourth quarter holiday cycle well-planned and ready to delight customers. Our thoughtful and integrated go-to-market approach resonated with customers and reflected in both our demand and conversion metrics, leading to record setting days, with Cyber Monday being the single biggest shopping day in our company's history.

We continue to remain disciplined and data-driven in every investment related decision that we make. In Marketing, we closely track key metrics like customer acquisition costs and lifetime value and have been investing in tools to optimize our model and drive further efficiencies. Our new Data Management Platform combined with our ongoing optimizations in marketing data-science is enabling us to more efficiently target existing and new customer audiences across the industry, resulting in more efficient use of our marketing spend.

In the fourth quarter, our performance marketing and marketing-science teams used the Data Management Platform to target new prospective audiences. Within specific channels where we most utilized our Data Management Platform, we observed favorable trends in both customer acquisitions and cost per acquisition.

Innovation and Streamlining the Fulfillment Process

As we look ahead to 2020, we are staying ahead of the curve and driving innovations that increase efficiency and streamline our cost structure, as well as enhance the customer experience. A key focus area this year is our fulfillment network. Barring any disruptions related to a broadening of COVID-19, we are planning to open our newest facility in Salisbury, North Carolina in the second quarter. This facility will allow us to more quickly and efficiently reach the millions of pet parents across the mid-Atlantic and southeast region.

We expect to open our first automated fulfillment center in Archibald, Pennsylvania later this year, barring any unforeseen delays or schedule changes caused by COVID-19 related government mandates. This state-of-the-art facility will raise the bar on future upgrades to our fulfillment network. Over the last few years, we have made significant improvements across our fulfillment operations, driving efficiencies and reducing our fixed and variable fulfillment costs per unit. These initiatives have yielded meaningful cost savings that over time will accelerate our SG&A efficiency curve. Automating the Archibald center will enable us to increase throughput capacity by 25% compared to similarly sized facilities and increase labor productivity by more than 50%, allowing us to further reduce fixed and variable fulfillment costs per unit by 30%. Importantly, the new facility provides a safer and more productive work environment for our team members.

Leaning on our disciplined data-driven approach, we have made bold investments in areas where we believe we can improve the customer experience and generate outsized returns for our shareholders. We have then put rigorous measurement frameworks around these investments and aimed for flawless execution to achieve results. We are applying the same framework to the investments we are making in our fulfillment network and we expect to generate similarly attractive returns. In many ways, the payback will be more direct, because the investments we are making in driving efficiencies throughout the fulfillment network are designed to result in direct cost savings, which are meaningful profitability accelerators.

Chewy, Inc. | Q4 and Fiscal Year 2019 Letter to Shareholders 6

Q4 Fiscal 2019 Financial Highlights

Our strong fourth quarter finish to 2019 sets the stage for continued top line growth and margin expansion in 2020. Net sales grew by 34.7% compared to the fourth quarter of 2018, excluding the 14th week in Q4 2018, while gross margin reached 24.1%.

Net Sales

Fourth quarter net sales were $1.35 billion, 34.7% year-over-year growth excluding the impact of the extra week in Q4 2018. The key revenue drivers in the quarter were a 27.2% year-over-year increase in active customers and a 10.4% increase, to $360, in net sales per active customer, excluding the impact of the extra week in the fourth quarter of 2018.



($Millions)
$1,088
$1,109
$1,154
$1,230
$1,355
Q4'18
Q1'19
Q2'19
Q3'19
Q4'19

NOTE: Fourth quarter 2018 included an extra (14th) week. Excluding the extra week, fourth quarter 2018 net sales were $1,005 million.

Autoship Customer Sales

Autoship customer sales were $954.2 million in the fourth quarter of 2019, 40.8% higher year-over-year excluding the impact of the extra week in Q4 2018. We define Autoship customers as customers for whom an order has shipped through our Autoship subscription program during the preceding 364-day period. Autoship provides pet parents with convenient and flexible automatic reordering and delivery that makes meeting their recurring needs even easier.



($Millions)
$727
$744
$800
$865
$954
Q4'18
Q1'19
Q2'19
Q3'19
Q4'19

NOTE: Fourth quarter 2018 included an extra (14th) week. Excluding the extra week, fourth quarter 2018 Autoship customer sales were $678 million.

Gross Margin

Gross margin grew 320 basis points to 24.1% in the fourth quarter of 2019 compared to 20.9% in the fourth quarter of 2018. Gross margin benefited from the growth and improving margin profile of our private brands, and ongoing cost reductions in the core business as we gain share with our product and logistics partners.



17.5%
20.2%
23.6%
20.9%
24.1%
FY'17
FY'18
FY'19
Q4'18
Q4'19

NOTE: Gross Margin is defined as Gross Profit divided by Net Sales.

Chewy, Inc. | Q4 and Fiscal Year 2019 Letter to Shareholders

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Net Loss

Fourth quarter net loss was $60.9 million compared to $66.3 million in the fourth quarter of 2018. Excluding $45.9 million and $3.8 million of share-based compensation and related tax expense in the fourth quarter of 2019 and 2018, respectively, fourth quarter 2019 net loss decreased 75.9 % compared to fourth quarter 2018.

Our fourth quarter 2019 net margin was negative 4.5%, an improvement of 160 basis points year-over-year, driven by higher sales, expanding gross margin, and scaling of marketing investments. Excluding the share-based compensation and related tax expense discussed above, fourth quarter 2019 net margin improved 460 basis points year-over-year.



($Millions)
FY'17
FY'18
FY'19
Q4'18
Q4'19
$(338)
$(268)
$(252)
$(66)
$(61)

NOTE: Fiscal year 2017 includes non-routine items: (i) $33.9 million for compensation expenses to our employees as a result of PetSmart's acquisition of us and (ii) $28.1 million of acquisition-related costs incurred for our benefit as part of PetSmart's acquisition of us. There were no similar items in any other period.

Adjusted EBITDA

Fourth quarter adjusted EBITDA loss was $5.8 million, an improvement of $49.5 million compared to the fourth quarter of 2018. Our adjusted EBITDA margin was negative 0.4%, an improvement of 470 basis points year-over-year. Improvements in both adjusted EBITDA and adjusted EBITDA margin demonstrate our ability to grow our topline, expand gross margin, and scale our operating expenses at the same time. Adjusted EBITDA is a non-GAAP financial measure. See "Non-GAAP Financial Measures" below for additional information on non-GAAP financial measures and a reconciliation to the most comparable GAAP measures.



($Millions)
FY'17
FY'18
FY'19
Q4'18
Q4'19
$(251)
$(229)
$(81)
$(55)
$(6)

NOTE: Fiscal year 2017 includes non-routine items: (i) $33.9 million for compensation expenses to our employees as a result of PetSmart's acquisition of us and (ii) $28.1 million of acquisition-related costs incurred for our benefit as part of PetSmart's acquisition of us. There were no similar items in any other period.

Net Cash Provided by (Used in) Operating Activities

Fourth quarter net cash provided by operating activities was $74.3 million, compared to $79.0 million in the fourth quarter of 2018. Cash provided by operating activities in Q4 2019 primarily consisted of $60.9 million of net loss, adjusted for certain non-cash items, which primarily included depreciation and amortization expense of $7.9 million and $44.6 million of share-based compensation expense as well as favorable working capital.



($Millions)
$(80)
$(13)
$47
$79
$74
FY'17
FY'18
FY'19
Q4'18
Q4'19

NOTE: Fiscal year 2017 includes non-routine items: (i) $33.9 million for compensation expenses to our employees as a result of PetSmart's acquisition of us and (ii) $28.1 million of acquisition-related costs incurred for our benefit as part of PetSmart's acquisition of us. There were no similar items in any other period.

Chewy, Inc. | Q4 and Fiscal Year 2019 Letter to Shareholders 8

Free Cash Flow Free($Millions) Cash Flow Free cash flow was $64.2 million for the fourth quarter $71 $64 of 2019 compared to $71.1 million in the fourth quarter of 2018. In the fourth quarter of 2019, free cash flow is comprised of positive cash from operations of $74.3 million, and capital investments totaling $10.1 million, $(2) primarily cash outlays for IT equipment, capitalization $(58) of internal and external labor, and payments associated with our new fulfillment centers in Dayton, Ohio and $(120) Salisbury, North Carolina. Free cash flow is a non- FY'17 FY'18 FY'19 Q4'18 Q4'19 GAAP financial measure. See “Non-GAAP Financial Measures” below for additional information on non- NOTE: Fiscal year 2017 includes non-routine items: (i) $33.9 million for compensation expenses to our employees as a result of PetSmart’s GAAP financial measures and a reconciliation to the acquisition of us and (ii) $28.1 million of acquisition-related costs most comparable GAAP measures. incurred for our benefit as part of PetSmart’s acquisition of us. There were no similar items in any other period. Closing We will host a conference call and earnings webcast at 5:00 pm Eastern time today to discuss these results. Investors and participants can access the call by dialing (866) 393-4306 in the U.S. or (734) 385-2616 internationally, using the conference code 5456308. A live webcast will also be available on Chewy’s investor relations website at investor.chewy.com. Thank you for taking the time to review our letter, and we look forward to your questions on our call this afternoon. Sincerely, Sumit Singh, CEO Mario Marte, CFO Media Contact: Investor Contact: Roxsanne Tai Robert LaFleur mediainquiries@chewy.com ir@chewy.com Chewy, Inc. | Q4 and Fiscal Year 2019 Letter to Shareholders 9

Chewy, Inc. Consolidated Balance Sheets (in thousands, except share and per share data) Chewy, Inc. | Q4 and Fiscal Year 2019 Letter to Shareholders 10

Chewy, Inc. Consolidated Statements of Operations (In thousands, except per share data. Unaudited) 13 Weeks Ended 14 Weeks Ended 52 Weeks Ended 53 Weeks Ended February 2, 2020 February 3, 2019 February 2, 2020 February 3, 2019 Net sales $ 1,354,525 $ 1,088,158 $ 4,846,743 $ 3,532,837 Cost of goods sold 1,028,370 861,258 3,702,683 2,818,032 Gross profit 326,155 226,900 1,144,060 714,805 Operating expenses: Selling, general and administrative 284,942 176,234 969,890 589,507 Advertising and marketing 101,810 116,977 426,896 393,064 Total operating expenses 386,752 293,211 1,396,786 982,571 Loss from operations (60,597) (66,311) (252,726) (267,766) Interest (expense) income, net (343) (33) 356 (124) Loss before income tax provision (60,940) (66,344) (252,370) (267,890) Income tax provision — — — — Net loss $ (60,940) $ (66,344) $ (252,370) $ (267,890) Net loss per share attributable to common Class A and Class B stockholders, basic and diluted $ (0.15) $ (0.17) $ (0.63) $ (0.68) Weighted average common shares used in computing net loss per share attributable to common Class A and Class B stockholders, basic and diluted 401,319 393,000 398,256 393,000 Chewy, Inc. | Q4 and Fiscal Year 2019 Letter to Shareholders 11

Chewy, Inc. Consolidated Statements of Cash Flows (in thousands) 52 Weeks Ended 53 Weeks Ended February 2, 2020 February 3, 2019 Cash flows from operating activities Net loss $ (252,370) $ (267,890) Adjustments to reconcile net loss to net cash provided by (used in) operating activities: Depreciation and amortization 30,645 23,210 Share-based compensation expense 134,926 14,351 Non-cash lease expense 18,208 — Amortization of deferred rent — 9,872 Other 2,511 670 Net change in operating assets and liabilities: Accounts receivable (31,739) (12,208) Inventories (96,954) (54,851) Prepaid expenses and other current assets (10,134) (5,530) Other non-current assets (2,125) 797 Trade accounts payable 180,169 167,453 Accrued expenses and other current liabilities 80,824 102,041 Operating lease liabilities (10,304) — Other long-term liabilities 2,924 8,670 Net cash provided by (used in) operating activities 46,581 (13,415) Cash flows from investing activities Capital expenditures (48,636) (44,160) Cash advances provided to Parent, net of reimbursements (1,225) 75,998 Net cash (used in) provided by investing activities (49,861) 31,838 Cash flows from financing activities Proceeds from initial public offering, net of underwriting discounts, commissions and offering costs 110,349 — Proceeds from tax sharing agreement with Parent 17,300 — Contribution from Parent 1,300 1,300 Payment of debt issuance costs (1,459) — Principal repayments of finance lease obligations (229) (159) Other (224) — Net cash provided by financing activities 127,037 1,141 Net increase in cash and cash equivalents 123,757 19,564 Cash and cash equivalents, as of beginning of period 88,331 68,767 Cash and cash equivalents, as of end of period $ 212,088 $ 88,331 Chewy, Inc. | Q4 and Fiscal Year 2019 Letter to Shareholders 12

Non-GAAP Financial Measures Adjusted EBITDA and Adjusted EBITDA Margin To provide investors with additional information regarding our financial results, we disclose adjusted EBITDA, a non-GAAP financial measure that we calculate as net loss excluding depreciation and amortization; share- based compensation expense and related taxes; income tax provision; interest income (expense), net; management fee expense; transaction and other costs. We have provided a reconciliation below of adjusted EBITDA to net loss, the most directly comparable GAAP financial measure. We include adjusted EBITDA because it is a key measure used by our management and board of directors to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. In particular, the exclusion of certain expenses in calculating adjusted EBITDA facilitates operating performance comparability across reporting periods by removing the effect of non- cash expenses and certain variable charges. Accordingly, we believe that adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. We believe it is useful to exclude non-cash charges, such as depreciation and amortization, share-based compensation expense and management fee expense from our adjusted EBITDA because the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations. We believe it is useful to exclude income tax provision; interest income (expense), net; and transaction and other costs as these items are not components of our core business operations. Adjusted EBITDA has limitations as a financial measure, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are: • although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future and adjusted EBITDA does not reflect capital expenditure requirements for such replacements or for new capital expenditures; • adjusted EBITDA does not reflect share-based compensation and related taxes. Share-based compensation has been, and will continue to be for the foreseeable future, a recurring expense in our business and an important part of our compensation strategy; • adjusted EBITDA does not reflect interest income (expense), net; or changes in, or cash requirements for, our working capital; • adjusted EBITDA does not reflect transaction and other costs which are generally incremental costs that result from an actual or planned transaction and include transaction costs (i.e. IPO costs), integration consulting fees, internal salaries and wages (to the extent the individuals are assigned full-time to integration and transformation activities) and certain costs related to integrating and converging IT systems; and • other companies, including companies in our industry, may calculate adjusted EBITDA differently, which reduces its usefulness as a comparative measure. Because of these limitations, you should consider adjusted EBITDA alongside other financial performance measures, including various cash flow metrics, net loss and our other GAAP results. Chewy, Inc. | Q4 and Fiscal Year 2019 Letter to Shareholders 13

The following table presents a reconciliation of net loss to adjusted EBITDA for each of the periods indicated.

($ in thousands, except percentages) Reconciliation of Net Loss to Adjusted EBITDA	13 Weeks Ended February 2, 2020	14 Weeks Ended February 3, 2019	52 Weeks Ended February 2, 2020	53 Weeks Ended February 3, 2019
Net loss	$ (60,940)	$ (66,344)	$ (252,370)	$ (267,890)
Add (deduct):				
Depreciation and amortization	7,929	6,825	30,645	23,210
Share-based compensation expense and related taxes	45,876	3,804	136,237	14,351
Interest expense (income), net	343	34	(356)	124
Management fee expense[1]	325	325	1,300	1,300
Transaction related costs	—	—	1,396	—
Other	619	—	2,123	—
Adjusted EBITDA	$ (5,848)	$ (55,356)	$ (81,025)	$ (228,905)
Net sales	$ 1,354,525	$ 1,088,158	$ 4,846,743	$ 3,532,837
Adjusted EBITDA margin	*(0.4)%*	*(5.1)%*	*(1.7)%*	*(6.5)%*

[1]Management fee expense allocated to us by PetSmart for organizational oversight and certain limited corporate functions provided by its sponsors. Although we are not a party to the agreement governing the management fee, this management fee is reflected as an expense in our consolidated financial statements.

We define adjusted EBITDA margin as adjusted EBITDA divided by net sales.

Free Cash Flow

To provide investors with additional information regarding our financial results, we also disclose free cash flow, a non-GAAP financial measure that we calculate as net cash provided by (used in) operating activities less capital expenditures (which consist of purchases of property and equipment, including servers and networking equipment, capitalization of labor related to our website, mobile applications, and software development, and leasehold improvements). We have provided a reconciliation below of free cash flow to net cash provided by (used in) operating activities, the most directly comparable GAAP financial measure.

We include free cash flow because it is an important indicator of our liquidity as it measures the amount of cash we generate. Accordingly, we believe that free cash flow provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

Free cash flow has limitations as a financial measure, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. There are limitations to using non-GAAP financial measures, including that other companies, including companies in our industry, may calculate free cash flow differently. Because of these limitations, you should consider free cash flow alongside other financial performance measures, including net cash provided by (used in) operating activities, capital expenditures and our other GAAP results.

The following table presents a reconciliation of net cash provided by (used in) operating activities to free cash flow for each of the periods indicated.

($ in thousands) Reconciliation of Net Cash Provided by (Used in) Operating Activities to Free Cash Flow	13 Weeks Ended February 2, 2020	14 Weeks Ended February 3, 2019	52 Weeks Ended February 2, 2020	53 Weeks Ended February 3, 2019
Net cash provided by (used in) operating activities	$ 74,334	$ 78,962	$ 46,581	$ (13,415)
Deduct:				
Capital expenditures	(10,097)	(7,830)	(48,636)	(44,160)
Free Cash Flow	$ 64,237	$ 71,132	$ (2,055)	$ (57,575)

Free cash flow may be affected in the near to medium term by the timing of capital investments (such as the launch of new fulfillment centers, customer service centers, and corporate offices and purchases of IT and other equipment), fluctuations in our growth and the effect of such fluctuations on working capital, and changes in our cash conversion cycle due to increases or decreases of vendor payment terms as well as inventory turnover.

Chewy, Inc. | Q4 and Fiscal Year 2019 Letter to Shareholders

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Coronavirus The novel coronavirus (also known as COVID-19) outbreak has caused significant disruption to global commerce and financial markets. Our hearts go out to those directly affected by this disease and those suffering from the economic and social dislocation that have followed in its wake. It is in times like these when our mission to be the most trusted and convenient online destination for pet parents everywhere rings truer than ever. As pet parents, we know how special and comforting the bond is between humans and pets, especially in stressful times. How soothing a simple act, like a game of fetch with your dog or curling up on the couch with your cat, can be. We devote ourselves every day to supporting those special relationships. We are here for our pet parents and their pets, working 24/7 to meet their needs, while caring for the safety and well-being of our team members. Our shop-at-home business is proving resilient amidst the current economic disruption and our volumes have increased as customers have chosen to stay home and take advantage of the shopping convenience we provide. Taking care of our team members’ health and wellbeing is essential to all of us on the Chewy leadership team and we are being highly proactive in our internal response to COVID-19. We are in constant communication and our COVID-19 response team is providing daily updates to our team members across the company. We have expanded our health benefits and revised our PTO and sick day policies to meet the evolving needs of this unique situation. Additionally, we have materially increased cleaning and sanitizing procedures throughout our work sites and have instituted work from home at our corporate locations and for certain customer service teams. We have detailed contingency plans in place should we experience an on-site COVID-19 outbreak at one of our fulfillment centers or customer service sites. Should an outbreak occur, we have the ability to divert fulfillment or customer service contacts to other facilities while we isolate and restore the affected facility. We believe we can absorb a facility being offline for a short period of time with minimal incremental disruption to customer service levels. We have not seen any material disruptions in our supply chain related to the COVID-19 outbreak. Consumables, mostly food and treats, represent over 70% of our sales and are sourced almost exclusively in the U.S., where we were proactive in jointly planning supply and transportation requirements with our strategic vendors. Our hardgoods sourcing is more diversified and we actively manage inventory levels to protect against any potential supply-chain disruption. Furthermore, our proactive and extensive cleaning and sanitizing procedures throughout our work sites, including our fulfillment centers, have thus far prevented any confirmed COVID-19 cases at any of our work sites that could cause additional network disruption. As we report our fourth quarter 2019 earnings, we are two-thirds of the way through first quarter 2020. As such, we are comfortable providing guidance for the current quarter. Due to the fluid situation around the COVID-19 outbreak, we do not believe it is prudent at this time to provide full-year 2020 guidance. In light of the unprecedented nature of the current environment and the number of variables beyond our control, we believe this is the best course of action. The spread of COVID-19 is causing a global slowdown in economic activity and could disrupt logistics and various supply chain channels for an unknown period of time. At this point, the extent to which COVID-19 may impact our business and future plans is uncertain. We will assess the situation ahead of our next earnings report in early June and provide more clarity on our expectations at that time. Chewy, Inc. | Q4 and Fiscal Year 2019 Letter to Shareholders 15

Guidance The disruption caused by the COVID-19 outbreak has altered consumer shopping behavior in recent weeks. We saw this at Chewy as concerned pet parents stocked up on necessities like food and other essentials and as customers shifted their shopping from offline to online channels in support of social distancing efforts. Beginning in late February, we saw an acceleration in sales, which has continued, and is reflected in our first quarter guidance. It is important to note that this trend may change, as new events occur and additional information is obtained. See the section titled “Forward-Looking Statements” and the “Risk Factors” included in our periodic filings with the Securities and Exchange Commission. Our outlook for the first fiscal quarter, which ends on May 3, 2020, is as follows: Fiscal First Quarter 2020 Guidance Net Sales $1.50 billion - $1.52 billion 35% to 37% year-over-year growth As a reminder, we have a 52 or 53-week fiscal year ending each year on the Sunday that is closest to January 31 of that year. Each fiscal year generally consists of four 13-week fiscal quarters, with each fiscal quarter ending on the Sunday that is closest to the last day of the last month of the quarter. Fiscal 2019 and 2020 are both 52-week fiscal years with four 13-week fiscal quarters. Our next 53-week fiscal year will be 2024. Market, Ranking and Other Industry Data In this communication we refer to information regarding market data obtained from internal sources, market research, publicly available information, and industry publications. Estimates are inherently uncertain, involve risks and uncertainties, and are subject to change based on various factors, including those discussed in the section titled “Forward-Looking Statements” and the “Risk Factors” included in our periodic filings with the Securities and Exchange Commission. We believe that these sources and estimates are reliable as of the date of this communication but have not independently verified them and cannot guarantee their accuracy or completeness. Forward-Looking Statements This communication contains forward-looking statements about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this communication, including statements regarding our future results of operations or financial condition, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, Chewy, Inc. | Q4 and Fiscal Year 2019 Letter to Shareholders 16

you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will” or “would” or the negative of these words or other similar terms or expressions. These forward-looking statements include, but are not limited to, statements concerning our ability to successfully manage risks relating to the spread of COVID-19, including any adverse impacts on our supply chain, workforce, facilities and operations; sustain our recent growth rates and manage our growth effectively; acquire new customers in a cost-effective manner and increase our net sales per active customer; accurately predict economic conditions and their impact on consumer spending patterns, particularly in the pet products market, and accurately forecast net sales and appropriately plan our expenses in the future; introduce new products or offerings and improve existing products; successfully compete in the pet products and services retail industry, especially in the e-commerce sector; source additional, or strengthen our existing relationships with, suppliers; negotiate acceptable pricing and other terms with third-party service providers, suppliers and outsourcing partners and maintain our relationships with such entities; optimize, operate and manage the expansion of the capacity of our fulfillment centers; provide our customers with a cost-effective platform that is able to respond and adapt to rapid changes in technology; maintain adequate cybersecurity with respect to our systems and ensure that our third-party service providers do the same with respect to their systems; successfully manufacture and sell our own private brand products; maintain consumer confidence in the safety and quality of our vendor-supplied and private brand food products and hardgood products; comply with existing or future laws and regulations in a cost-efficient manner; attract, develop, motivate and retain well-qualified employees; and adequately protect our intellectual property rights and successfully defend ourselves against any intellectual property infringement claims or other allegations that we may be subject to. You should not rely on forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this communication primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, and results of operations. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors described in our filings with the Securities and Exchange Commission and elsewhere in this communication. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this communication. The results, events and circumstances reflected in the forward-looking statements may not be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements. In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this communication. While we believe that information provides a reasonable basis for these statements, that information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements. The forward-looking statements made in this communication relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this communication to reflect events or circumstances after the date of this communication or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments. Chewy, Inc. | Q4 and Fiscal Year 2019 Letter to Shareholders 17